Exhibit 21

WASHINGTON MUTUAL, INC.

SUBSIDIARY LISTING

WASHINGTON MUTUAL BANK

Federally Chartered under the laws of the United States

DBA:	Washington Mutual Bank
Washington Mutual Bank, FA
Long Beach Mortgage Company or Long Beach Mortgage

WASHINGTON MUTUAL BANK fsb

Federally Chartered under the laws of the United States

NEW AMERICAN CAPITAL, INC., a Delaware corporation